Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES FIRST-QUARTER 2016

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

DAVIS, Calif. (May 10, 2016) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company that creates value for farmers while benefitting the environment and enhancing human health, today released its financial and business results for the first quarter ended March 31, 2016.

Revenues for the quarter were up 5 percent, to $852,000, compared to $815,000 for the first quarter of 2015. The increase reflects higher sales of the company’s SONOVA GLA safflower oil, which was partially offset by lower contract and grant revenue recognized during the quarter. Operating expenses for the first quarter were $5.8 million compared to $4.5 million for the same period in the prior year.

The company’s net loss for the first quarter was $5.2 million compared to a loss of $5.8 million for the same period last year, an improvement of $600,000. Net loss attributable to common stockholders improved for the quarter by $2.5 million from the first quarter of 2015.

Cash on hand and liquid investments at the end of the first quarter totaled $65.1 million.

“During the first quarter of 2016, we streamlined our pipeline to focus on opportunities in large acre, high value crops such as corn, rice, wheat and soybeans,” said Roger Salameh, interim president and CEO. “This is a critical exercise for the company, especially at this point in our evolution, as we move product candidates from research to product development and, ultimately, to commercialization.

“Now more than ever, farmers are looking for ways to improve the bottom line,” Salameh continued. “As we focus our yield and stress pipeline against the most important food and feed crops, Arcadia continues to advance the regulatory and technical milestones that will get these traits into the hands of growers who need them,” he added.

Business and Technology Highlights

Arcadia made the following business and technical achievements in the first quarter of 2016:

•

Beck’s Hybrids Corn Collaboration. Arcadia expanded its presence in the corn seed market through a new collaboration with Beck’s Hybrids, the largest family-owned retail corn seed company in the U.S. The partnership will leverage Arcadia’s abiotic stress and yield traits with Beck’s position as a leader in product development, marketing and sales to commercialize traits that improve yield, nutrient efficiency and stress tolerance under various environmental conditions. Both companies will invest in the collaboration and share in the value generated from the products incorporating Arcadia’s traits.

•

HB4 Soybean Regulatory Submissions. Following the successful completion of the regulatory process in Argentina, Arcadia, through its Verdeca joint venture, advanced progress in bringing stress tolerant soybeans to market by applying for regulatory approval in Uruguay. Work also continues towards submission for regulatory approval to import HB4 soybeans in China and Europe, the two largest soybean markets.

•

Salinity Tolerant Rice Technical Milestone. In two years of initial field trials, rice varieties with Arcadia’s Salinity Tolerance (ST) trait showed double-digit yield increases under saline conditions with no loss of yield under normal conditions. Mahyco will be advancing these lead ST rice lines into their trait introgression program and conducting further multi-location field trials to validate trait performance, a significant step in product development and commercial advancement for both companies.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2016	2015	% Favorable/
			(Unfavorable)
Total Revenues	852	815	5%
Total Operating Expenses	5,785	4,526	(28)%
Loss From Operations	(4,933)	(3,711)	(33)%
Net Loss	(5,190)	(5,803)	11%
Net Loss Attributable to Common Stockholders	(5,190)	(7,695)	33%

Revenues

In the first quarter of 2016, revenues were $852,000 as compared with revenues of $815,000 in the first quarter of 2015, a 5 percent improvement. The quarter-over-quarter increase was driven by additional sales of SONOVA GLA safflower oil products, which was partially offset by reduced revenue from contract research and government grants.

Operating Expenses

In the first quarter of 2016, operating expenses totaled $5.8 million, up from $4.5 million in the first quarter of 2015, an increase of $1.3 million, or 28 percent. Cost of product revenues increased by $91,000, as a result of higher sales. Research and development (R&D) spending increased by $370,000, as the company began a major new program in corn trait development and commercialization. General and administrative (SG&A) expenses increased by $798,000, much of which was associated with operating as a public company.

Net Loss

Net loss for the first quarter of 2016 was $5.2 million as compared with $5.8 million for the first quarter of 2015, an improvement of 11 percent. The net loss for the first quarter of 2015 included higher interest expense and income tax provisions, as well as adjustments to the value of financing-related derivatives.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the first quarter of 2016 was $5.2 million, or a loss of $0.12 per share, a 33 percent improvement from the $7.7 million loss in the first quarter of 2015. The first quarter 2015 net loss attributable to common stockholders included significant adjustments associated with preferred shares redemption rights and deemed dividends to a warrant holder. The numbers of shares outstanding used to calculate the per-share losses attributable to common stockholders are weighted and reflect the reverse stock split which occurred in connection with the company’s IPO in May 2015.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, May 10, to discuss first-quarter financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-855-546-9560
International Dial-In:	+1-412-455-6124
Passcode:	95561487

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs. Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. These documents are on the SEC Filings section of the “Investors” section of the company’s website at www.arcadiabio.com.  All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., with additional facilities in Seattle, Wash. and Phoenix, Ariz., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. The company was previously listed in the Global Cleantech 100 and has been named one of MIT Technology Review’s 50 Smartest Companies. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$29,540	$23,973
Short-term investments	20,654	26,270
Accounts receivable	587	706
Unbilled revenue	106	82
Inventories — current	316	294
Prepaid expenses and other current assets	1,332	692
Total current assets	52,535	52,017
Property and equipment, net	656	585
Inventories — noncurrent	1,831	1,867
Long-term investments	14,907	19,748
Other noncurrent assets	176	25
Total assets	$70,105	$74,242
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,792	$2,423
Amounts due to related parties	13	19
Unearned revenue — current	1,353	1,008
Total current liabilities	4,158	3,450
Notes payable	24,978	24,930
Unearned revenue — noncurrent	2,492	2,637
Other noncurrent liabilities	3,000	3,000
Total liabilities	34,628	34,017
Stockholders’ equity (deficit):
Common stock, $0.001 par value—400,000,000 and 400,000,000 shares authorized as of March 31, 2016 and December 31, 2015; 44,248,893 and 44,184,195 shares issued and outstanding as of March 31, 2016 and December 31, 2015	44	44
Additional paid-in capital	172,580	172,222
Accumulated deficit	(137,116)	(131,926)
Accumulated other comprehensive loss	(31)	(115)
Total stockholders’ equity	35,477	40,225
Total liabilities and stockholders’ equity	$70,105	$74,242

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Revenues:
Product	$255	$81
License	152	158
Contract research and government grants	445	576
Total revenues	852	815
Operating expenses:
Cost of product revenues	147	56
Research and development	2,202	1,832
Selling, general and administrative	3,436	2,638
Total operating expenses	5,785	4,526
Loss from operations	(4,933)	(3,711)
Interest expense	(327)	(467)
Other income (expense), net	76	(1,396)
Net loss before income taxes	(5,184)	(5,574)
Income tax provision	(6)	(229)
Net loss	(5,190)	(5,803)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,695)
Deemed dividends to warrant holder	—	(197)
Net loss attributable to common stockholders	$(5,190)	$(7,695)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.12)	$(3.71)
Weighted-average number of shares used in per share calculations:
Basic and diluted	44,215,156	2,075,407
Other comprehensive income, net of tax
Unrealized gains on available-for-sale securities	84	—
Other comprehensive income	84	—
Comprehensive loss attributable to common stockholders	$(5,106)	$(7,695)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,190)	$(5,803)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	67	72
Net amortization of investment premium	76	—
Stock-based compensation	221	387
Change in fair value of derivative liabilities related to convertible promissory notes	—	1,399
Accretion of debt discount	48	141
Changes in operating assets and liabilities:
Accounts receivable	119	892
Unbilled revenue	(24)	210
Inventories	14	(49)
Prepaid expenses and other current assets	(641)	24
Other noncurrent assets	(152)	8
Accounts payable and accrued expenses	414	235
Amounts due to related parties	(7)	22
Unearned revenue	200	(136)
Net cash used in operating activities	(4,855)	(2,598)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(137)	(7)
Proceeds from sales and maturities of investments	10,465	—
Net cash provided by (used in) investing activities	10,328	(7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of IPO issuance costs	—	(1,238)
Payments of debt issuance costs	(45)	—
Proceeds from exercise of stock options and ESPP purchases	139	2
Payments on notes payable and convertible promissory notes	—	(1,452)
Net cash provided by (used in) financing activities	94	(2,688)
Net increase (decrease) in cash and cash equivalents	5,567	(5,293)
Cash and cash equivalents — beginning of period	23,973	16,571
Cash and cash equivalents — end of period	$29,540	$11,278
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$193	$510
Cash paid for income taxes	$1	$148
NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion of redeemable convertible preferred stock	$—	$1,695
Change in deferred offering costs included in accounts payable and accrued expenses	$—	$(264)
Purchases of property and equipment included in accounts payable and accrued expenses	$1	$—
Deemed dividend to common stock warrant holder	$—	$197

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